AGREEMENT

THIS AGREEMENT dated for reference September 9, 2004

AMONG:

InNexus Biotechnology, Inc., a corporation under the laws of the Province of British Columbia, of 1400 - 400 Burrard Street, Vancouver, B.C.

V6C 3G2 (Telefax No: (604) 643-1789)(hereinafter called " InNexus")

OF THE FIRST PART AND:

ImmPheron Inc., a corporation under the laws of the State of Kentucky, of

5235 Athens-Boonseboro Road, Lexington, Kentucky, 40509 (Telefax No:

(859) 527-6322)

(hereinafter called "ImmPheron")

OF THE SECOND PART

WHEREAS:

By way of Agreement dated February 21, 2002, InNexus acquired certain rights in the technology and knowhow of ImmPheron relating to its Super-Antibody Technology ("SAT")

B.

InNexus now wishes to acquire the remaining antibody assets held by ImmPheron that were not previously acquired by INNEXUS (the "Antibody Assets")wand

C.

NOW THEREFORE in consideration of the premises and of the covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1

Definitions

1.1

Any capitalized terms used herein and not otherwise expressly defined shall have the meanings set out in the attached Schedule "A".

2

Purchase and Sale of Antibody Assets,

2.1

At the completion of the purchase and sale of the Antibody Assets (the "Closing"), on and subject to completion or waiver of the conditions in section 5 (the "Conditions"), ImmPheron shall bargain, sell and assign the Antibody Assets to INNEXUS or its specified nominee free and clear of all Liens, in consideration for: (1) the issuance to ImmPheron by INNEXUS, as fully paid and non-assessable, of 500,000 common shares of INNEXUS or, where provided for herein or otherwise agreed to by the parties, in consideration for the issuance by InNexus Exchange Co. of an equivalent number of Exchangeable Preferred Shares (the "Exchanged Shares"); (2) the payment of $50,000 USD payable to ImmPheron as cash, check or money order in consideration ( the "Cash Consideration"), as and when provided in section 2.3; (3) the one-time payment of $5,000 USD for each clone (TI5, 1F6 and 1F7) (for a maximum total of $15,000 USD) upon delivery as required by InNexus; (4) the payment of a 3% royalty on net sales of any products developed by InNexus using the Antibody Assets; and (5) the payment of 10% of all consideration received by InNexus from third partyassignees or licensees of Superantibody versions of the Antibody Assets, inclusive of milestone payments.

2.2

The Closing shall take place, on and subject to fulfillment or waiver of the Conditions, (the "Closing Date") at the office of INNEXUS' solicitors, Messrs. Leschert & Company, 500 - 999 West Hastings Street, Vancouver, British Columbia V6C 2W2 at 2:00 p.m., Pacific Standard Time, local time, or at such other time and place as the parties may agree to in writing.

(a)

The Exchanged Shares shall be issuable, as fully paid and non-assessable, as to 50% on Closing and 50% 6 months after the Closing Date, subject to such resale restrictions as may be required under the applicable rules and policies of the TSX Venture Exchange Inc. (the "TSX") and any other applicable Regulatory Authority (defined below).

2.3

INNEXUS shall pay the Cash Consideration to ImmPheron as follows

(a)

On the Closing date, the non-refundable cash sum of US$12,000;

(b)

On December 31, 2004, the sum of US$18,000; and

(c)

On March 31, 2005 the sum of US$20,000. (US $50,000 in the aggregate).

3

Preliminary Transactions of ImmPheron

3.1

As soon as practicable after execution hereof, ImmPheron will:

(a)

deliver to INNEXUS copies of all material contracts and other documents pertaining to the Antibody Assets as may be in its possession or control;

(b)

deliver to INNEXUS a complete and accurate listing of all of its Intellectual Property Rights pertaining to the Antibody Assets, together with copies of all patents and patent applications corresponding to the Patent Rights and any Intellectual Property Agreements;

(c)

obtain and deliver to INNEXUS copies of all consents of third parties which are required under any agreement which ImmPheron is subject to or which INNEXUS may reasonably consider necessary or desirable in order to give effect to the due transfer and sale of the Antibody Assets; and

(d)

such other documents, instruments and information pertaining to ImmPheron and the Antibody Assets as INNEXUS may reasonably request.

3.2

Promptly upon receipt of the Approvals set out in Sub-sections 4.1(a) and (b), ImmPheron shall deliver the following to INNEXUS, all in form and content satisfactory to INNEXUS and its legal counsel:

(a)

duly executed transfers transferring all of its right, title and interest in and to the Patent Rights (in registrable form) included in the Antibody Assets to InNexus International or another subsidiary of INNEXUS specified by it;

(b)

duly executed transfers and assignments conveying to INNEXUS or its nominee all of Immpheron's right, title and interest in and to the assets and rights comprising the Antibody Assets;

(c)

a certified copy of resolutions of ImmPheron's directors;

(d)

a certificate duly executed by an officer or director of ImmPheron confirming the accuracy of each of its representations and warranties set out herein as of the time of Closing;

(e)

such other documents, certificates, authorities and opinions as INNEXUS may reasonably request.

3.3

As soon as practicable after receipt of a copy thereof, ImmPheron shall, where required hereunder, enter into the Formal Agreement (defined below) and deliver same to INNEXUS.

3.4

Upon execution of the Formal Agreement, the parties hereto shall use their best efforts to ensure that each of the covenants and conditions of closing set forth therein are fulfilled as and when required thereunder.

4

Approvals

4.1

The obligations of INNEXUS and Immpheron pursuant to this Agreement shall be subject to the following approvals (the "Approvals"):

(a)

the approval of the directors of INNEXUS to any of the transactions contemplated herein requiring such approval including the acquisition of the Antibody Assets and issuance of the Exchanged Shares and, where applicable, the execution, delivery and performance of the Formal Agreement;

(b)

receipt of any third party approvals required by the TSX or other Regulatory Authorities as a condition of their granting approval to the transactions contemplated herein;

(c)

inspection and approval by INNEXUS and its advisors, on or before October 15, 2004, or such later date as the parties may agree to in writing (the "Review Date") of all Patent Rights, contracts, agreements and documentation of ImmPheron with respect to the Antibody Assets; and

(d)

review and approval by InNexus and its advisors, on or before the Review Date, of any liabilities, contracts and prospects of ImmPheron which pertain to or may affect the Antibody Assets and any other matters INNEXUS considers relevant with respect thereto;

4.2

The requirement to obtain the Approvals set out in paragraphs 4.1(a), (c) and (d) may be waived, in whole or in part, by INNEXUS at any time. The Approval set out in paragraph (b) may be waived only by consent in writing of all the parties hereto.

5

Conditions

5.1

The obligations of INNEXUS pursuant to this Agreement are subject to fulfillment of the following conditions on or before the earlier of the Closing Date, the Termination Date or such other date as may be specified below:

(a)

all covenants, agreements and obligations to be performed or complied with hereunder on the part of ImmPheron at or prior to the Closing, including in particular, its obligation to deliver the documents and instruments herein provided for, shall have been performed and complied with as and when required hereunder;

(b)

receipt of all necessary Approvals on or before the Closing Date or such earlier date as may be specified herein;

(c)

where required by INNEXUS, execution of the Formal Agreement by all required parties thereto on or before the Agreement Deadline;

(d)

the representations and warranties of ImmPheron contained herein shall be true and correct in all material respects at and as of the date specified herein, except as may be in writing disclosed to and approved by INNEXUS; and

(e)

provision by ImmPheron of such further representations, warranties and covenants respecting the status of ImmPheron, its assets, liabilities and prospects (to the extent such may, in the opinion of INNEXUS affect ImmPheron's ability to duly perform its obligations hereunder), including, in particular, respecting the ownership, status and transferability of the Antibody Assets and such other matters set forth herein as INNEXUS may reasonably request.

5.2

The above stated conditions in section 5.1 shall be for the exclusive benefit of INNEXUS and may be waived, in whole or in part, by INNEXUS at any time.

5.3

The obligations of ImmPheron pursuant to this Agreement are subject to fulfillment of the following conditions on or before the earlier of the Closing Date or the Termination Date:

(a)

all covenants, agreements and obligations to be performed or complied with hereunder on the part of InNexus at or prior to the Closing, including in particular, its obligation to deliver the share certificates, documents and instruments herein provided for, shall have been performed and complied with as and when required hereunder;

(b)

where required by INNEXUS, execution of the Formal Agreement by all parties thereto other than ImmPheron;

(c)

the representations and warranties of InNexus contained herein shall be true and correct in all material respects at and as of the date specified herein, except as may be in writing disclosed to and approved by ImmPheron; and

(d)

provision by INNEXUS of such further representations, warranties and covenants respecting the status of INNEXUS, together with other matters respecting the transactions contemplated herein as ImmPheron may reasonably request.

5.4

The above stated conditions in section 5.3 shall be for the exclusive benefit of ImmPheron and may be waived, in whole or in part, by ImmPheron at any time.

6

Representations And Warranties

6.1

ImmPheron hereby represents, warrants and covenants as follows:

(a)

ImmPheron is duly incorporated and in good standing with respect to its annual corporate filings under the laws of Kentucky;

(b)

Immpheron currently has 2,000 shares of common stock outstanding, and current members of the Board of Directors consist of Heinz Kohler and Sybille Muller;

(c)

ImmPheron is the absolute and beneficial owner of and has the right to dispose of and to give good and marketable title to the Antibody Assets free and clear of all Liens;

(d)

no person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from ImmPheron of any of the Antibody Assets;

(e)

ImmPheron is not a party to or threatened with any litigation action, suit or proceeding in any court or before any administrative tribunal which affects or may affect the Antibody Assets or ImmPheron's ability to duly complete the transactions contemplated herein nor, to the knowledge of ImmPheron after due inquiry, is any such action, suit or proceeding pending or threatened nor is there any basis therefor;

(d)

ImmPheron beneficially owns all right, title and interest in and to the Antibody Assets,

including each of the material assets and Intellectual Property Rights set forth in Schedule "B", free and clear of all Liens, charges and encumbrances whatsoever, except as has been in writing disclosed to and approved by INNEXUS prior to the Review Date;

(g)

the Intellectual Property Rights set out in Schedule "B" is a complete list of all Intellectual Property Rights (together with a complete description of any material limitations, rights of third parties, restrictions on use or ownership by ImmPheron, or encumbrances on such rights) and all other intellectual property including any Patent Rights, license rights or trademarks, materials, property or assets owned or controlled by ImmPheron which form part of the Antibody Assets or which are necessary or desirable for the development and commercial exploitation of the Antibody Assets;

(h)

the Intellectual Property Rights included in the Antibody Assets are validly and beneficially owned by ImmPheron with the sole and exclusive right to use the same;

(i)

to the best of ImmPheron's knowledge, the proposed commercial use of the Antibody Assets as the basis for or as part of prospective therapeutic or diagnostic pharmaceutical products offered for direct or indirect sale to the public by INNEXUS or persons hereafter acquiring rights through or under it does not infringe upon the patents, trademarks, trade names or copyrights, domestic or foreign, of any other person, firm or corporation;

(j)

to the best of ImmPheron's knowledge, none of the Patent Rights included as part of the Antibody Assets was fraudulently procured from the relevant governmental patent granting authority, and that each such Patent Right is, or will be, valid and enforceable;

6.2

The representations, warranties, covenants and agreements by ImmPheron set forth in section 6.1 or contained elsewhere in this Agreement or any certificates or other documents delivered to INNEXUS pursuant to the provisions hereof or in connection with the transactions contemplated hereby, are, except where otherwise expressly stated, true as of the date and time of execution hereof by ImmPheron and shall be true at and as of time of Closing on the Closing Date, as if those representations or warranties, covenants and agreements were made at and as such time.  Notwithstanding any investigations or enquiries made by INNEXUS prior to the Closing Date the waiver of any condition by INNEXUS, the representations, warranties, covenants and agreements of ImmPheron shall survive the Closing Date and notwithstanding the Closing of the purchase and sale herein provided for, shall continue in full force and effect for a period of one year from the Closing Date.

6.3

INNEXUS represents, warrants and covenants to ImmPheron as follows:

(a)

INNEXUS is duly incorporated and subsisting as a corporation under the laws of British Columbia, is a reporting issuer under the Securities Act (British Columbia) and its common shares are listed for trading on the TSX;

(b)

INNEXUS currently has 19,266,157 shares of common stock outstanding, and the members of its Board of Directors consist of Stuart W. Rogers, Thomas Wharton, Alton C. Morgan and Gail Thurston;

(c)

INNEXUS has filed all material reports and documents required to be filed with the Registrar of Companies for British Columbia, the British Columbia Securities Commission and the TSX Venture Exchange Inc. (the "Regulatory Authorities") and is not in material default of any requirements of the Company Act (British Columbia) or the Securities Act (British Columbia), except as disclosed in the Public Record (defined below);

(d)

there are no existing material agreements or contemplated agreements, written or oral, of any nature or kind whatsoever to which INNEXUS is a party or pursuant to which it has or may have any present or future material obligation of any kind whatsoever, except as are or may hereafter be disclosed in documents which have been filed with and made available for public review by the Regulatory Authorities (the "Public Record");

(e)

there are no options, warrants, rights or agreements outstanding with respect to the issued or unissued shares of INNEXUS and there are no securities convertible or exchangeable into shares of INNEXUS except as described in the Public Record;

(f)

the most recent audited financial statements and quarterly reports of INNEXUS filed with the British Columbia Securities Commission (the "INNEXUS Financial Statements") were prepared in accordance with generally accepted accounting principles (GAAP) applied on a basis consistent with prior years, are true and correct in every material respect and present fairly and accurately the financial condition and position of INNEXUS as at the date at which the information therein is presented (the "Statement Date") and the results of its operations for the period ended on the Statement Date and there have been no adverse material changes since the Statement Date which would make the INNEXUS Financial Statements untrue or misleading as at the Closing Date, except as have been in writing disclosed to and approved by ImmPheron;

(g)

to the best of its knowledge, there are no material liabilities, contingent or otherwise, nor is there any material litigation, proceeding or investigation pending or threatened against INNEXUS, its property or business, nor does INNEXUS know, or have ground to know, of any basis for any material litigation, proceeding or investigation against INNEXUS, its assets or business, other than the Indebtedness or as which have been in writing disclosed in the Public Record;

6.4

The representations, warranties, covenants and agreements by INNEXUS in section 6.3 or contained elsewhere in this Agreement or any certificates or other documents delivered to ImmPheron pursuant to the provisions hereof or in connection with the transactions contemplated hereby, are, except where otherwise expressly stated, true as of the date and time of execution hereof by INNEXUS shall be true at and as of time of Closing on the Closing Date, as if those representations or warranties, covenants and agreements were made at and as such time. Notwithstanding any investigations or inquiries made by ImmPheron prior to the Closing Date, or the waiver of any condition by ImmPheron, the representations, warranties, covenants and agreements of INNEXUS shall survive the Closing Date and notwithstanding the Closing of the purchase and sale herein provided for, shall continue in full force and effect for a period of one year from the Closing Date.

6.5

For the purposes of this Agreement, any document or fact pertaining to INNEXUS shall, to the extent disclosed or contained in the Public Record, be deemed to have been disclosed in writing to and been approved by ImmPheron.

7

Finders Fee

7.1

The parties hereto acknowledge that there are no finders fees payable to any third party in connection with the transactions contemplated herein or otherwise with respect to introducing the parties and assisting the completion of the transactions contemplated herein.

8

Notice

8.1

Any notice or other communication between either party under this Agreement will be deemed to be properly given when in writing and delivered by hand or mailed, postage prepaid, or sent by telefax, teletype or other means of electronic communication producing a printed copy but, for greater clarity, excluding communication by e-mail unless the other party acknowledges receipt of same in writing ("Electronic Communication") on any business day to the intended recipient at its address first written above or to such other address or person as the other party may from time to time designate by notice or if sent by Electronic Communication to such telecommunication address as the respective parties may specify. Any notice delivered on a business day will be deemed conclusively to have been effectively given on the date notice was delivered. Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then the notice will not be effectively given unless delivered by hand or sent by Electronic Communication.

8.2

Any notice required to be given to all or any of the Shareholders of Immpheron shall be deemed to have been effectively and validly delivered if given to ImmPheron in accordance with section 8.1.

9

Termination

9.1

Unless otherwise agreed to in writing by all of the parties hereto, if the conditions set out in Section 5 have not been fulfilled or waived by INNEXUS on or before 5:00 p.m. on earlier of October 31, 2004, (the "Termination Date") or the 90th day after receipt of all Approvals, the rights and obligations of the parties pursuant to this Agreement shall, upon written notice by INNEXUS to ImmPheron, terminate forthwith and absolutely.

10

Assignment and Novation

10.1

Except as provided herein, this Agreement may not be assigned, in whole or in part, without the prior written consent of the other parties hereto. Notwithstanding the foregoing, INNEXUS may assign any of its rights hereunder to InNexus International, InNexus Exchange Corp. or any other wholly-owned subsidiary of INNEXUS designated by it.

11

Formal Agreement

11.1

Where so required in writing by INNEXUS, this Agreement and the purchase and sale of the Antibody Assets contemplated hereunder shall be subject to execution of a formal agreement based on the terms and conditions set out herein and such other conditions as INNEXUS or the Regulatory Authorities may reasonably require (the "Formal Agreement") by the parties hereto on or before the later of October 31, 2004 or the 90th day after the Review Date (the "Agreement Deadline").

11.2

Upon execution and delivery of the Formal Agreement, this agreement and the rights and obligations of the parties hereunder (except where otherwise expressly provided therein) shall terminate forthwith and absolutely. Until such time as the Formal Agreement has been executed and delivered by the intended parties thereto, the agreement formed by the acceptance hereof shall remain in full force and effect unless and to the extent otherwise provided for in the Formal Agreement.

12

General Provisions

12.1

Time is of the essence hereof.

12.2

Any reference to a monetary amount, "Cash", dollars or "$" (other than a specific reference to United States dollars or "USD") shall be deemed to refer to the lawful currency of Canada (or, for greater clarity "CDN").

12.3

The parties hereto shall execute such other documents and do such other things as may be reasonably necessary to give full effect to the transactions contemplated hereby.

12.4

This Agreement contains the entire agreement between the parties relating to the subject matter of this agreement and, supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto and may be modified only by an instrument in writing signed by all parties hereto.

12.5

Notwithstanding anything herein to the contrary, neither party hereto shall be deemed to be in default with respect to the performance of the terms, covenants and conditions of this Agreement if the same shall be due to any strike, lock-out, civil commotion, invasion, rebellion, hostilities, sabotage, governmental regulations or controls, or acts of God.

12.6

This Agreement will be governed by and interpreted according to the laws of the province of British Columbia, Canada, and the parties hereby irrevocably agree to submit to the jurisdiction of the Courts thereof in connection with any disputes arising hereunder and irrevocably select Vancouver, British Columbia as the proper venue for any such disputes.

12.7

The waiver by any party of a breach of any provisions of this Agreement by the other party to this Agreement shall not operate or be construed as a waiver of any subsequent breach by that party.

12.8

This Agreement may be executed in as many counterparts as may be necessary, each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument. This Agreement may be executed and delivered by Electronic Communication producing a printed copy, subject to delivery of the original of the document to the other parties within one week of delivery of the copies sent via the Electronic Communication.

IN WITNESS WHEREOF the parties have executed these presents as of the day and the year first above written.

InNexus Biotechnology Inc., by

ImmPheron Inc. by:

“Alton C. Morgan”

“Heinz Kohler”

Alton C. Morgan, President

Heinz Kohler, President

Schedule "A" To Letter Agreement Among InNexus Biotechnology, Inc. and ImmPheron Inc. 1. Definitions

1.1. Where used herein, the following terms shall have the meanings set out below:

(a) "Antibody Assets" means the following antibody assets owned by ImmPheron (and more fully-described In Schedule "B" hereto):

1)

The Intellectual Property Rights (IP) of mAb 1F7 (AS/gene sequence mAb 1F7).

2)

T15 Ab - invention and clone for commercialization.

3)

1F6 Ab - invention and clone for commercialization.

4)

All other antibody assets of ImmPheron acquired or generated on or after June 20, 2002.

(b)

"Agreement" means the Agreement between ImmPheron, InNexus by execution of this Letter Agreement or, after execution of the Formal Agreement, such Formal Agreement;

(c)

"Court" means the Supreme Court of British Columbia;

(d)

"Electronic Communication" means telefax, teletype or other means of electronic communication producing a printed copy but, for greater clarity, shall not include e-mail unless the other party acknowledges receipt of same in writing;

(e)

 "Exchange" or "TSX" means the TSX Venture Exchange;

(f)

"Exchangeable Preferred Shares" means the preferred shares of InNexus Exchange Co., subject to certain special rights and restrictions entitling the holder to exchange each such share for one common share of INNEXUS;

(g)

"GAAP" generally accepted accounting principles in Canada, applied consistently;

(h)

"ImmPheron" means ImmPheron Inc.;

(i)

"Indebtedness" means any and all advances, debts, duties, endorsements, guarantees, liabilities, obligations, responsibilities and undertakings of a person assumed, created, incurred or made, whether voluntary or involuntary, however incurred or made, whether voluntary or involuntary, however arising, whether due or not due, absolute, inchoate or contingent, liquidated or unliquidated, determined or undetermined, direct or indirect, express or implied, and whether such persons may be liable individually or jointly with others;

(j)

"InNexus" refers to InNexus Biotechnology, Inc. a publicly traded company on the TSX Venture Exchange, Inc., Vancouver, Canada.

(k)

"InNexus International" means InNexus Biotechnology International Limited, a Barbados
international business corporation all of the shares of which are owned by INNEXUS;

(1)

"Intellectual Property Agreements" means the agreements set forth in Schedule "B";

(m) "Intellectual Property Rights" means all of the Patent Rights, license rights, trademarks, trademark applications, trade names, industrial designs, service marks, trade secrets, patented or unpatented discoveries, inventions, confidential information, data, methods, procedures, results of experimentation, knowhow or other tangible or intangible rights and any other intellectual property rights, including any improvement to or an application of the aforementioned inventions, Patent Rights, which are owned by ImmPheron, which ImmPheron has a right to acquire any interest in, or which are held for the benefit of ImmPheron as of the date of execution hereof, or which may be acquired by ImmPheron prior to the Closing Date including, without limiting the generality of the foregoing, all of ImmPheron's rights in, to and with respect to the Patent Rights and other intellectual property rights set forth in Schedule

“B”

(n)

"Lien" means any mortgage, debenture, charge, hypothecation, pledge, lien, or other security interest or encumbrance of whatever kind or nature, regardless of form and whether consensual or arising by law, statutory or otherwise that secures the payment of any Indebtedness or the performance of any obligation or creates in favour of or grants to any person any proprietary right;

(o)

"Patent Rights" means collectively, the patents, including any division, continuation or continuation-in-part thereof, and any patent issuing thereon, and including any reexaminations or reissues thereof, and other pending applications, and any process or component thereof falling within the scope of any claim or claims thereof applicable to the Intellectual Property Rights including the patents and patent applications set forth in Schedule "B", as may be amended from time to time in accordance with the provisions of this Agreement;

(p)

"Regulatory Authorities" means any authorities having jurisdiction with respect to any or all of the operations comprising the proposed business of INNEXUS upon completion of the transaction contemplated herein or whose approval or consent must be to implement or carry out the operation thereof as now contemplated, including, without limitation, the Exchange;

(n)

Schedule "B" To Letter Agreement Between InNexus Biotechnology Inc. and ImmPheron Inc. ANTIBODY ASSETS

Intellectual Property Rights (including Patent Rights) and other rights or assets pertaining to the antibodies and rights to be acquired by InNexus

IF7 Patent Rights (owned by Immpheron)

1) "Variable heavy and light chain regions of murine monoclonal antibody 1F7." U.S. Pat. No. 6,057,421

Issued: May 2, 2000; inventors: S. Muller and H. Kohler. (No further U.S. or international patent applications related to this one were sought.)

2)

"Nucleotide sequences encoding variable regions of heavy and light chains of monoclonal antibody 1 F7. and anti-idiotypic antibody reactive with anti-HIV antibodies" (inventors: S. Muller and H. Kohler).

U.S. Pat. No. 6,768,004, issued July 27, 2004.

International patent applications:

1F7 nucleotide sequence

a)

Atty docket: 200-014CA: Canada App. No. 2,434,209

APPLICATION PENDING.

b)

Atty docket: 200-014EP: Europe App. No. 02 70 7461.6

APPLICATION PENDING.

T15 antibody

Invention and clone for commercialization (owned by Heinz Kohler; held in trust for ImmPheron)

F6-3 antibody

Invention and clone for commercialization (owned by Heinz Kohler: held in trust for ImmPheron) Other Intellectual Property Rights

Any antibodies held by Immpheron as at June 30, 2002 or developed thereafter.

Material Limitations or Third Party Rights (section 6.1(g)

mAb 1F7 (AS/gene sequence mAb 1F7):

Two mAb 1F7 USA -patents are issued; the Canada and European patent applications on the DNA 1F7 are pending.

The issue fees and all international patent application fees to date are all paid up as at August 31, 2004 with no debts; any fees payable after this date (IP transfer fees from ImmPheron to Innexus, patent maintenance and fees for international patent applications) will be the responsibility of InNexus.

Licenses and Other Agreements:

Endnotes

(j)

l